EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182175 on Form N-1A of our report dated September 19, 2025, relating to the financial statements and financial highlights of Eaton Vance Emerging Markets Debt Opportunities Fund, one of the funds constituting Eaton Vance Series Fund, Inc. (the “Corporation”), appearing in the Form N-CSR of the Corporation for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 24, 2025